Exhibit 99.1

Match Group Restructures Leadership to Accelerate International Growth
Changes put in place local leadership to help grow Match Group’s portfolio of brands catering to more than 400 million singles throughout Asia
DALLAS, April 15, 2019—Match Group (NASDAQ: MTCH) - owner of Tinder, Match, Meetic, OkCupid, Hinge and other leading dating brands - today announced that it is reorganizing its leadership team to double down on the significant market opportunity for dating products in Asia. With more than 400 million singles outside of North America and Europe, two-thirds of which have not yet tried a dating product, Match Group has appointed three General Managers in Asia that are responsible for growing Match's portfolio of products in their local markets as well as looking for new business opportunities:

•	Junya Ishibashi, who has been the CEO of Match Group's Eureka business in Japan, will become the General Manager of Match Group for Japan and Taiwan and is based in Tokyo.

•	Taru Kapoor remains General Manager of Match Group India based in Delhi.

•	Lyla Seo, who previously served as Regional Director of East Asia for Tinder, has been named General Manager of Match Group for South Korea and Southeast Asia and is based in Seoul.
Alexandre Lubot, who has served as both CEO of Meetic and CEO of Match Group EMEA & APAC since 2016 will remain CEO of Match Group EMEA & APAC overseeing brands across Europe, the Middle East and Asia, with these three new General Managers reporting directly to him. Meetic, Match Group's Pan-European dating brand, will now be overseen by Matthieu Jacquier, who joined the company a year ago as CPO. Working alongside Alexandre will be Elisabeth Peyraube, who will assume the new role of COO & CFO of Match Group EMEA & APAC.
“Taru was originally hired to grow Tinder in India, but a little more than a year ago we increased her responsibilities to oversee the growth of other Match Group products in the country. During that time Tinder has become a big brand in India, but Taru also has meaningfully grown OkCupid's user base in India over the last six months due to her keen understanding of the market and culture. Her success is a template for how we can approach these emerging Asian markets, particularly when we have stellar talent on the ground that understands the cultural, regulatory and market dynamics at play,” said Mandy Ginsberg, Match Group CEO. “With our new GM structure and increased focus from tenured executives like Alex who is overseeing the region, we feel we are in a strong position to help millions more people find relationships in an area of the world where the next generation is meeting people and dating very differently than their parents' generation.”
In Korea, Seo executed Tinder's first-ever television advertising campaign in market, helping increase downloads in Korea 2.5x from 2016 to 2018. Ishibashi has more than doubled Pairs' revenue in Japan since the acquisition in 2015. Both executives will now oversee other Match Group brands in their respective markets.
Today, nearly 50 percent of Match Group's revenue comes from areas outside of the U.S. and Canada. Ginsberg commented that she would like to see a quarter of Match Group's revenue derived from Asia within five years.

Exhibit 99.1

About Match Group
Match Group (NASDAQ: MTCH) is a leading provider of dating products available in over 40 languages to our users all over the world. Our portfolio of brands includes Tinder, Match, PlentyOfFish, Meetic, OkCupid, OurTime, Pairs, and Hinge, as well as a number of other brands, each designed to increase our users’ likelihood of finding a meaningful connection. Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users.
Forward-Looking Statements
This press release contains forward-looking statements—that is, statements related to future events that are, by their nature, subject to uncertainties, risks and changes in circumstances that are difficult to predict.  These forward-looking statements include, among others, statements relating to Match Group's future financial performance, business prospects and strategy, anticipated trends and other similar matters. Actual results could differ materially from those contained in these forward-looking statements.  For details on the risks and uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see Match Group's filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group's business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these statements, which only reflect the views of Match Group management as of the date of this press release. Match Group does not undertake to update these forward-looking statements.